[LOGO]  WILMER CUTLER PICKERING
         HALE AND DORR LLP
                                                            60 STATE STREET
                                                            BOSTON, MA 02109
                                                            + 1 617 526 6000
                                                            + 1 617 526 5000 fax
                                                            wilmerhale.com

July 1, 2004

Pioneer Short Term Income Fund
60 State Street
Boston, Massachusetts  02109

Ladies and Gentlemen:

         Pioneer Short Term Income Fund (the "Fund") was established as a Delaware statutory trust under an Agreement and Declaration of Trust dated April 5, 2004, as amended (the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, no par value.

         The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions provided therein. Pursuant to
Article V, Section 2 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited, and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Pursuant to Article V, Section 3 of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares of any series for such amount and type of consideration, including cash or securities, and on such terms as the Trustees may authorize, all without action or approval of the shareholders. As of the date of this opinion, the Trustees have designated the shares of the Fund as Class A, Class B, Class C, Class R and Class Y.

         We have examined the Declaration of Trust and By-Laws, each as amended from time to time, of the Fund, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Fund records and other instruments. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

         Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or acting the rights of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (iv) general equitable principles. We express no opinion the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable


         BALTIMORE    BERLIN    BOSTON    BRUSSELS    LONDON    MUNICH
 NEW YORK    NORTHERN VIRGINIA    OXFORD    PRINCETON    WALTHAM    WASHINGTON
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Pioneer Short Term Income Fund
July 1, 2004
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defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court.

         In rendering the opinion below, insofar as it relates to the good standing and valid existence of the Fund, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, and such opinion is limited accordingly and is rendered as of the date of such certificate.

         This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

         Our opinion below, as it relates to the non-assessability of the shares of the Fund, is qualified to the extent that any shareholder is, was or may become a named Trustee of the Fund. It is also qualified to the extent that, pursuant to Article VIII, Section 2 of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing share ownership (or by both means).

         Subject to the foregoing, we are of the opinion that the Fund is a duly organized and validly existing statutory trust in good standing under the laws of the State of Delaware and that the shares of beneficial interest of the Fund, when issued in accordance with the terms, conditions, requirements and procedures set forth in the Declaration of Trust, the Fund's Registration Statement on Form N-1A, will be validly issued, fully paid and non-assessable shares of beneficial interest in the Fund, subject to compliance with the Securities Act of 1933, as amended (the "Securities Act"), the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

         Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statues, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement in accordance with the requirements of Form N-1A under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,


/s/ Wilmer Cutler Pickering
Hale and Dorr LLP